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                                                                   Exhibit 10.49

                            ROCKY SHOES & BOOTS, INC.


                              EMPLOYMENT AGREEMENT


       THIS EMPLOYMENT AGREEMENT is made this 27th day of April, 1999, (the "Agreement") between Rocky Shoes & Boots, Inc., an Ohio corporation ("Rocky Shoes"), and John E. Friday (the "Employee").


                                    Recitals

       A. Rocky Shoes is the owner, directly or indirectly, of all of the issued capital stock of Lifestyle Footwear, Inc., a Delaware corporation, and Five Star Enterprises Ltd., a Cayman Islands corporation, (individually a "Subsidiary" and collectively the "Subsidiaries").

       B. Rocky Shoes and its Subsidiaries (collectively, the "Company") design, manufacture and market high quality men's and women's footwear and related products.

       C. Rocky Shoes and Employee desire to enter into an employment relationship.

       NOW, THEREFORE, the parties agree as follows:

       1. EMPLOYMENT.

              (a) Rocky Shoes hereby employs Employee and Employee accepts such employment upon the terms and conditions hereinafter set forth.

              (b) Employee represents that no personnel or executive search firm has been involved in or facilitated his employment by the Company and that no such fees are payable to any such firm for assisting Employee.

              (c) Employee represents and warrants that he is not a party to any agreement, oral or written, or subject to any other legal restriction whatsoever which would prevent him from performing his duties to the Company as provided in this Agreement or which would expose the Company to a risk of suit by reason of his employment by the Company.

       2. DUTIES.

              (a) Employee shall be employed to serve as Executive Vice President -- Sales of Rocky Shoes, and to serve in like capacities for each of the Subsidiaries, if so elected, subject to the authority and direction of the Board of Directors of Rocky Shoes or the Subsidiary, as the case may be.

              (b) Employee shall also perform such other duties and responsibilities and exercise such other authority, perform such other or additional duties and responsibilities and


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have such other or different title (or have no title) as the Board of Directors of Rocky Shoes may, from time to time, prescribe.

              (c) So long as he is employed under this Agreement, Employee agrees to devote his full time and efforts exclusively on behalf of the Company and to competently, diligently and effectively discharge his duties hereunder. Employee shall not be prohibited from engaging in such personal, charitable, or other nonemployment activities as do not interfere with his full time employment hereunder and which do not violate the other provisions of this Agreement. Employee further agrees to comply fully with all reasonable policies of the Company as are from time to time in effect.

              (d) Notwithstanding the foregoing paragraph 2(c), Employee may continue his ownership and management of FriRock & Associates, Inc., a Rocky sales representative organization, through December 31, 1999, on the condition that Employee causes FriRock to hire an experienced, qualified person reasonably satisfactory to the Company to travel and sell Rocky products in Northern Illinois or wherever necessary, and that Doug Gensler and Mary Friday assume responsibility for day-to-day management of FriRock & Associates, Inc. for the remainder of 1999. After December 31, 1999, neither Employee nor members of his immediate family will have any interest in FriRock, either as an owner, employee, consultant or otherwise.


       3. COMPENSATION.

              (a) As compensation for all services rendered to the Company pursuant to this Agreement, in whatever capacity rendered, the Company shall pay to Employee a minimum base salary at the rate of $165,000 per year for 1999 and $200,000 for 2000 (the "Basic Salary"), payable monthly or in other more frequent installments, as determined by the Company. Thereafter, the Basic Salary may be increased, but not decreased, from time to time, by the Board of Directors of the Company.

              (b) The Employee shall also be included in the Company's cash bonus program in 1999 consistent with the plan adopted by the Board of Directors for 1999 for other executive officers. The 1999 bonus program will pay Employee an amount equal to 34% of his Basic Salary for 1999 if the Company attains 100% up to 114% of budgeted net income. If the Company attains 85% up to 99% of budgeted net income, Employee's bonus would be 20% of his Basic Salary for 1999, and if the Company attains 115% or more of budgeted 1999 net income, Employee's bonus would be 44% of his Basic Salary for 1999. Although Employee will begin employment with the Company in April, 1999, the bonus will not be prorated for the number of months employed during 1999. By way of example, if Rocky attains its budgeted net income for 1999, Employee's bonus would be 34% of $165,000 or $56,100. Employee must remain employed by the Company through December 31, 1999 to earn the bonus, as the bonus is based on annual results. The cash bonus program is determined annually by the Stock Option and Compensation Committee of the Board of Directors and may change in 2000 and future years.

              (c) Employee shall receive an incentive stock option under the Company's 1995 Stock Option Plan to purchase 50,000 shares of common stock at their fair market value,



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which option shall vest based on continuing employment at 25% per year beginning on the first anniversary of the date of grant, and shall terminate on the earlier of eight years from the date of grant or until it has been exercised in full; provided, however, that the grant of this option is conditioned on Employee agreeing to cancellation of the nonstatutory option granted to him in 1998 on 10,000 shares.

              (d) The Company will reimburse Employee for up to 50% of the brokerage commissions Employee pays on the sale of his Naperville home, but no more than 3.5% of the sales price. In addition, the Company will pay Employee $25,000 at the commencement of his employment and an additional $25,000 when he has permanently relocated his family from Naperville to the Central Ohio area. Employee will be required to reimburse the Company 100% of such payments if he voluntarily leaves Rocky's employ prior to January 1, 2000, and 50% of such payments if he voluntarily leaves prior to January 1, 2001.

       4. BUSINESS EXPENSES. The Company shall promptly pay directly, or reimburse Employee for, all business expenses to the extent such expenses are paid or incurred by Employee during the term of employment in accordance with Company policy in effect from time to time and to the extent such expenses are reasonable and necessary to the conduct by Employee of the Company's business and properly substantiated.

       5. FRINGE BENEFITS. During the term of this Agreement and Employee's employment hereunder, the Company shall provide to Employee such insurance, vacation, sick leave and other like benefits as are provided from time to time to its other employees holding equivalent executive positions with the Company in accordance with the policy of the Company as may be established from time to time.

       6. TERM; TERMINATION. Employee is employed by the Company "at will." Employee's employment may be terminated at any time as provided below. For purposes of this paragraph 6, "Termination Date" shall mean the date on which any notice period required under this paragraph 6 expires or, if no notice period is specified in this paragraph 6, the effective date of the termination referenced in the notice.

              (a) Employee may terminate his employment upon giving at least 14 days' advance written notice to the Company and the Company will pay Employee the earned but unpaid portion of Employee's Basic Salary through the Termination Date. If Employee gives notice of termination hereunder, the Company shall have the right to relieve Employee, in whole or in part, of his duties under this Agreement and to advance the Termination Date from the date set by Employee's notice to any earlier date within the notice period.

              (b) The Company may terminate Employee's employment without cause upon giving 14 days' advance written notice to Employee. If the Company gives notice of termination under this paragraph, the Company shall have the right to relieve Employee, in whole or in part, of his duties under this Agreement at any time during the notice period. If Employee's employment is terminated without cause under this paragraph, the Company will pay Employee the earned but unpaid portion of Employee's Basic Salary through the Termination Date and will continue to pay Employee his Basic Salary for six months following the Termination Date (the "Severance Period"); provided, however, that the


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Company may terminate payment of the Basic Salary during the Severance Period if
Employee accepts other employment.

              (c) The Company may terminate Employee's employment upon a determination by the Company that "good cause" exists for Employee's termination and the Company serves written notice of such termination upon the Employee. As used in this Agreement, the term "good cause" shall refer only to any one or more of the following grounds:

                     (i) commission of an act of dishonesty, including, but not limited to, misappropriation of funds or any property of the Company;

                     (ii) engagement in activities or conduct clearly injurious to the reputation of the Company;

                     (iii) refusal to perform his assigned duties and responsibilities;

                     (iv) gross insubordination by the Employee;

                     (v) the clear violation of any of the material terms and conditions of this Agreement or any written agreement or agreements the Employee may from time to time have with the Company (following 30-days' written notice from the Company specifying the violation and Employee's failure to cure such violation within such 30-day period); or,

                     (vi) commission of a misdemeanor involving an act of moral turpitude or a felony.

In the event of a termination under this paragraph 6(c), the Company will pay Employee the earned but unpaid portion of Employee's Basic Salary through the Termination Date.

              (d) Employee's employment shall terminate upon the death or permanent disability of Employee. For purposes hereof, "permanent disability," shall mean the inability of the Employee, as determined by the Board of Directors of the Company, by reason of physical or mental illness to perform the duties required of him under this Agreement for more than 180 days in any one year period. Successive periods of disability, illness or incapacity will be considered separate periods unless the later period of disability, illness or incapacity is due to the same or related cause and commences less than six months from the ending of the previous period of disability. Upon a determination by the Board of Directors of Rocky Shoes that the Employee's employment shall be terminated under this paragraph 6(d), the Board of Directors shall give the Employee 30 days' prior written notice of the termination. If a determination of the Board of Directors under this paragraph 6(d) is disputed by the Employee, the parties agree to abide by the decision of a panel of three physicians. The Company will select a physician, the Employee will select a physician and the physicians selected by the Company and the Employee will select a third physician. The Employee agrees to make himself available for and submit to examinations by such physicians as may be directed by the Company. Failure to submit to any examination shall constitute a breach of a material part of this Agreement.



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       7. NO CONFLICTS. Employee represents that the performance by Employee of all the terms of this Agreement, as a former or continuing employee of the Company, does not and will not breach any agreement as to which Employee is or was a party and which requires Employee to keep any information in confidence or in trust. Employee has not entered into, and will not enter into, any agreement either written or oral in conflict herewith.

       8. JURISDICTION AND VENUE. The parties designate the Court of Common Pleas of Athens County, Ohio, as the court of competent jurisdiction and venue of any actions or proceedings relating to this Agreement and hereby irrevocably consent to such designation, jurisdiction and venue. Such jurisdiction and venue is exclusive. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court.

       9. WITHHOLDING. The Company may withhold from any payments to be made hereunder such amounts as it may be required to withhold under applicable federal, state or other law, and transmit such withheld amounts to the appropriate taxing authority.

       10. ASSIGNMENT. This Agreement is personal to the Employee, and Employee may not assign or delegate any of his rights or obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their heirs, executors, administrators, successors and assigns.

       11. WAIVER. The waiver by either party hereto of any breach or violation of any provision of this Agreement by the other party shall not operate as or be construed to be a waiver of any subsequent breach by such waiving party.

       12. NOTICES. Any and all notices required or permitted to be given under this Agreement will be sufficient and deemed effective three (3) days following deposit in the United States mail if furnished in writing and sent by certified mail to Employee at the address for Employee appearing in the Company's personnel records and to the Company at:


                Rocky Shoes & Boots, Inc.
                39 East Canal Street
                Nelsonville, OH 45764
                Attention:  President

with a copy to:

                Curtis A. Loveland, Esq.
                Porter, Wright, Morris & Arthur
                41 South High Street
                Columbus, Ohio 43215



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       13. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of Ohio.

       14. AMENDMENT. This Agreement may be amended in any and every respect by agreement in writing executed by both parties hereto.

       15. SECTION HEADINGS. Section headings contained in this Agreement are for convenience only and shall not be considered in construing any provision hereof.

       16. ENTIRE AGREEMENT. This Agreement terminates, cancels and supersedes all previous employment agreements or other agreements relating to the employment of Employee with the Company, written or oral, entered into between the parties hereto, and this Agreement contains the entire understanding of the parties hereto with respect to the subject matter of this Agreement, except for that certain Confidentiality, Assignment and Non-Competition Agreement for Key Personnel of even date hereof. This Agreement was fully reviewed and negotiated on behalf of each party and shall not be construed against the interest of either party as the drafter of this Agreement. EMPLOYEE ACKNOWLEDGES THAT, BEFORE PLACING HIS SIGNATURE HEREUNDER, HE HAS READ ALL OF THE PROVISIONS OF THIS EMPLOYMENT AGREEMENT AND HAS THIS DAY RECEIVED A COPY HEREOF.

       17. SEVERABILITY. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement or parts thereof.

       18. SURVIVAL. Sections 8 through 10 of this Agreement and this Section 18 shall survive any termination or expiration of this Agreement.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Employee:                                             ROCKY SHOES & BOOTS, INC.


/s/ John E. Friday                                    By:/s/ Mike Brooks
-------------------------------------                    -----------------------
John E. Friday                                           Mike Brooks, President





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